Exhibit 10.4
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN EXCLUDED.
ACKNOWLEDGMENT
WÄRTSILÄ NORTH AMERICA, INC.
Dated as of August 28, 2026
Reference is made to (i) the Consent to Assignment and Acknowledgment dated as of August 27, 2026 (the “Consent”) among Saulsbury Industries, Inc. (“Saulsbury”), EMPower USA, LLC and Net Power, LLC (“Net Power”), and (ii) the Equipment Supply Contract between Wärtsilä North America, Inc. (“Wärtsilä”) and Saulsbury dated December 15, 2025, as amended (the “EEQ Agreement”). Capitalized terms used but not defined have the meanings given in the Consent or the EEQ Agreement, as applicable. This Acknowledgment is delivered as a standalone instrument and is not an exhibit to the Consent. Wärtsilä is not a party to the Consent and assumes no obligation under it.
Nothing in this Acknowledgment shall revise or modify any part of the EEQ Agreement unless expressly stated.
Wärtsilä acknowledges and confirms, for the benefit of Saulsbury and Net Power, that:
(a)    it has received notice of the assignment of the EPC Agreement from EMPower to Net Power (the “Assignment”) and of the substitution of Net Power for EMPower as “Owner” for purposes of the owner designations, flow-down benefits, notices and step-in rights under the EEQ Agreement and under Section 4.6 and Attachment M of the EPC Agreement, and no consent of Wärtsilä beyond this acknowledgment is required in connection therewith;
(b)    the Assignment is permitted under the EEQ Agreement and does not, in and of itself, constitute a default under the EEQ Agreement or give rise to any termination, suspension or price adjustment right. Wärtsilä reserves its position as to the relocation of the Project to the Replacement Site, which the parties expect to address by change order under, or amendment to, the EEQ Agreement (the “Relocation Change Order”). Other than as identified in clause (c) or clause (d), no default, claim, dispute, request for equitable adjustment or reservation of rights is outstanding under the EEQ Agreement as of the date hereof;
(c)    its good-faith estimate of all amounts payable or claimed by Wärtsilä arising out of or relating to the Notice of Suspension of Work effective July 1, 2026, including storage, preservation, standby and remobilization charges, is [***] in the aggregate as of the date hereof, and payment of the final confirmed amounts will fully discharge all such amounts, whereupon the suspension will be lifted; Wärtsilä will confirm the final amounts no later than September 25, 2026, provided that, to the extent Wärtsilä has not by that date received from a vendor or sub-supplier the amount required to confirm a particular item, Wärtsilä will by that date identify that item and the applicable vendor or sub-supplier, provide its good-faith estimate of the amount, and confirm the final amount promptly following receipt; and Wärtsilä will notify Saulsbury and Net Power promptly if it becomes aware that those amounts are likely to exceed the estimate;
(d)    the Notice of Potential Force Majeure Event dated March 19, 2026 issued by Wärtsilä to Saulsbury remains outstanding and is identified for purposes of clause (b) above. Wärtsilä confirms that, as of the date hereof, it has not asserted any claim for additional compensation or extension of time in respect of the events described in that notice, but has provided Saulsbury an estimate of the possible impact of [***], and will notify Saulsbury and Net Power promptly if it determines to assert a claim;
(e)    pending resumption of the Work, Wärtsilä is preserving and storing the Generator Sets and other equipment in accordance with the EEQ Agreement and manufacturer requirements, and the current delivery schedule for the Generator Sets is as set forth on Schedule 1 hereto, such Schedule 1 to be revised as necessary after confirmation of the new Project schedule and location; in accordance with Section 11.3 of the EEQ Agreement, Wärtsilä has full responsibility for the care, custody, control and risk of loss or damage for the Equipment until Delivery, the Equipment is covered by Wärtsilä’s or its parent company’s property insurance policy, with the applicable insurance premium to be paid by Saulsbury, and Wärtsilä will provide evidence of that coverage, and of the applicable premium, on request;
(f)    title and risk of loss in the Equipment pass as and when provided in the EEQ Agreement;
(g)    Wärtsilä consents to the assignment of the EEQ Agreement, and of Owner’s rights and benefits thereunder, to (i) Net Power, and to (ii) any Financing Party consistent with Section 21.3.1 of the EEQ Agreement;
(h)    effective upon the Closing Date, the definition of “Owner” in the EEQ Agreement is amended to mean Net Power, LLC; Wärtsilä confirms that the change of “Owner” does not, in and of itself, alter any commercial term, and that upon such amendment (i) Saulsbury may assign the EEQ Agreement to Net Power under the second paragraph of Section 21.3 on notice and without further authorization, and (ii) Net Power may enforce the provisions of the EEQ Agreement that expressly benefit Owner as an intended third-party beneficiary under Section 21.5;
(i)    pending execution of such amendment, Wärtsilä shall deliver to Net Power a copy of each notice, claim, report and other communication given under the EEQ Agreement concurrently with delivery to the addressee;
(j)    Reserved;
(k)    the Original Parent Company Guaranty furnished under Section 14.2 of the EEQ Agreement is in full force and effect, and Wärtsilä will deliver a copy to Net Power; that guaranty runs in favor of the party that is Buyer under the EEQ Agreement from time to time, and any successors and assigns, in accordance with the terms of Section 7 of the Original Parent Company Guaranty. The Original Parent Company Guaranty shall remain in effect until the termination date set forth therein, and Wärtsilä will provide the Parent Company Guaranty for Warranty Period in accordance with the terms set forth in Section 14.3 of the EEQ Agreement. If the revised Project schedule agreed in the Relocation Change Order extends the estimated date for completion of commissioning beyond the termination date set forth in the Original Parent Company Guaranty, Wärtsilä will procure an amendment to that guaranty extending that date to the new estimated date of Provisional Acceptance for the new Project location per the Relocation Change Order; and
(l)    the parties agree that the Relocation Change Order will address the following:
(i)    any change in the EEQ Agreement to Buyer’s right to assign the EEQ Agreement beyond the rights already stated in Section 21.3 of the EEQ Agreement; and

(ii)    payment security, whether a payment bond or other form of payment security, to be provided by Saulsbury or Net Power in respect of Milestone Payments under the EEQ Agreement, with the form, amount and scope of such security to be agreed in the Relocation Change Order.
IN WITNESS WHEREOF, the parties have caused this Acknowledgment to be executed by their duly authorized representatives as of the date first written above.
WÄRTSILÄ NORTH AMERICA, INC.
By: /s/ Milton Dasgupta
Name: Milton Dasgupta
Title: Senior Project Manager
Date: August 28, 2026

SAULSBURY INDUSTRIES, INC.
Agreed, as Buyer under the EEQ Agreement, for purposes of the amendment set forth in clause (h).
By: /s/ Jimmy Matthews
Name: Jimmy Matthews
Title: Chief Operating Officer
Date: August 30, 2026

NET POWER, LLC
Acknowledged and approved in advance for purposes of Section 16.2.A of the EPC Agreement.
By: /s/ Danny Rice
Name: Danny Rice
Title: Chief Executive Officer
Date: 31-Aug-2026

SCHEDULE 1
CURRENT DELIVERY SCHEDULE FOR THE GENERATOR SETS
[Schedule 1 (Current Delivery Schedule for the Generator Sets) has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.]